UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2024

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 School Street, 2nd Floor Boston, MA	02108
(Address of principal executive offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 19, 2024, Allarity Therapeutics, Inc. (the “Company”), entered into an At-The-Market Issuance Sales Agreement (the “Agreement”) with Ascendiant Capital Markets, LLC (the “Agent”), pursuant to which the Company may offer and sell, from time to time, through the Agent, shares (the “Placement Shares”) of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $947,000, subject to the terms and conditions of the Agreement. The Placement Shares will be offered and sold pursuant to the Company’s prospectus supplement (the “Prospectus Supplement”), filed March 19, 2024 with the Securities and Exchange Commission (the “Commission”), to the prospectus forming a part of the Company’s shelf Registration Statement on Form S-3 (File No. 333-275282) filed by the Company with the Commission on November 2, 2023 and declared effective by the Commission on November 29, 2023. The aggregate market value of the Placement Shares eligible for sale under the Agreement will be subject to the limitations of General Instruction I.B.6 of Form S-3 until such time that the Company’s public float equals or exceeds $75.0 million. In the event that, subsequent to the date of Prospectus Supplement, the aggregate market value of the Company’s outstanding shares of common stock held by non-affiliates equals or exceeds $75.0 million, then the one-third limitation on sales set forth in General Instruction I.B.6 of Form S-3 shall not apply to additional sales made pursuant to the Agreement.

Under the Agreement, the Agent may sell the Placement Shares in sales deemed to be an “at-the-market offering” as defined in Rule 415 of the Securities Act of 1933, as amended, including sales made directly on or through The Nasdaq Stock Market LLC (the “Exchange”) or any other existing trading market for the shares of common stock, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or any other method permitted by law. Upon delivery of a placement notice and subject to the terms and conditions of the Agreement, the Agent will use commercially reasonable efforts, consistent with its normal trading and sales practices, applicable state and federal law, rules and regulations, and the rules of the Exchange, to sell the Placement Shares from time to time based upon the Company’s instructions, including any price, time or size limits specified by the Company. The Company may also instruct the Agent not to sell the Placement Shares if the sales cannot be effected at or above the price designated by the Company from time to time.

The Company is not obligated to make any sales of the Placement Shares under the Agreement. The offering pursuant to the Agreement will terminate upon the earlier of (1) the sale of all of the Placement Shares subject to the Agreement, (2) March 19, 2026 and (3) termination of the Agreement, pursuant to its terms, by either the Company or the Agent. Either party may terminate the Agreement in its sole discretion at any time by giving 10 days’ notice to the other party. The Agent may also terminate the Agreement under the circumstances specified in the Agreement.

The Company will pay the Agent a fixed commission rate of 3.0% of the aggregate gross proceeds from the sale of the Placement Shares pursuant to the Agreement and has agreed to provide the Agent with customary indemnification and contribution rights. The Company also agreed to reimburse the Agent the fees and expenses of the Agent including but not limited to the fees and expenses of the counsel to the Agent, payable upon the execution of the Agreement, in an amount not to exceed $30,000. Additionally, pursuant to the terms of the Agreement, the Company agreed to reimburse the Agent for the reasonable fees and expenses of its legal counsel incurred in connection with quarterly and annual bring-downs required under the Agreement in an amount not to exceed $2,500 in the aggregate for each such bring-down.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The opinion of Venable LLP, the Company’s counsel, regarding the legality of the Placement Shares that may be issued pursuant to the Agreement is also filed herewith as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Placement Shares discussed herein, nor shall there be any offer, solicitation, or sale of the Placement Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
5.1	Opinion of Venable LLP, dated March 19, 2024
10.1	At-The-Market Issuance Sales Agreement, dated March 19, 2024, by and between Allarity Therapeutics, Inc. and Ascendiant Capital Markets, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.
Date: March 19, 2024
	By:	/s/ Thomas Jensen
Thomas Jensen
Chief Executive Officer

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